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                                                                    EXHIBIT 99.1

          [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]


                                 NEWS RELEASE

DATE: Nov. 12, 1996                   ATMOS MEDIA CONTACT: Margaret Watson
                                                         (972) 450-4050

FOR RELEASE: Immediately              ATMOS INVESTOR/ANALYST
                                               CONTACT:  Jack Eversull
                                                         (972) 788-3729

                   ATMOS ENERGY SHAREHOLDERS APPROVE MERGER
                        WITH UNITED CITIES GAS COMPANY

Dallas, Texas -- The shareholders of Atmos Energy Corporation (NYSE: ATO) today approved the company's merger with United Cities Gas Company of Brentwood, Tenn., with Atmos as the surviving company. The shareholders of United Cities also approved the merger today.

The number of outstanding shares represented in person or by proxy at the Atmos shareholder meeting was in excess of 86 percent, with more than 98 percent of the shares present voting in favor of the merger, which also represents over 84 percent of Atmos' outstanding shares. Approval by 66.66 percent of the outstanding shares of Atmos was required.

Upon completion of the merger, Atmos will have approximately 29.4 million shares outstanding. Atmos will exchange one share of Atmos stock for each share of United Cities stock, and will be issuing approximately 13,350,000 shares.

Regulatory approvals for the merger are pending in eight states.
Regulatory approval has been received in Colorado and Kentucky to date. Atmos expects to close the transaction by the end of March 1997.

United Cities distributes natural gas and propane gas to approximately 340,000 customers in 10 states. The company is also engaged in other energy-related business.

Atmos Energy Corporation provides natural gas service to more than 674,000 customers in Texas, Colorado, Kansas, Missouri, Louisiana and Kentucky through its operating companies - Energas Company, Greeley Gas Company, Trans Louisiana Gas Company and Western Kentucky Gas Company.

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